Exhibit (j)

KPMG LLP Suite 4000 1735 Market Street Philadelphia, PA 19103-7501

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 29, 2024, with respect to the financial statements and financial highlights of KraneShares Trust, comprised of KraneShares 90% KWEB Defined Outcome January 2027 ETF (formerly, KraneShares 90% KWEB Defined Outcome January 2026 ETF) and KraneShares 100% KWEB Defined Outcome January 2027 ETF (formerly, KraneShares 100% KWEB Defined Outcome January 2026 ETF) incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

Philadelphia, Pennsylvania
January 24, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.